abrdn ETFs 8-A12B

Exhibit 99(f)

AMENDMENT NO. 2 TO THE

DECLARATION OF TRUST

OF

ABERDEEN STANDARD INVESTMENTS ETFs

This Amendment No. 2 dated August 27, 2021 (“Amendment No. 2”) to the DECLARATION OF TRUST of Aberdeen Standard Investments ETFs (the “Trust”) dated January 9, 2014, which was amended effective as of October 1, 2018 (“Declaration of Trust”), is made by the Trustees hereunder:

WHEREAS, pursuant to the authority granted in Article VIII, Section 4 of the Declaration of Trust, the Trustees approved a change to the name of the Trust, effective September 22, 2021,

WHEREAS, the Trustees desire to amend the Declaration of Trust, in order to reflect the change in the name of the Trust as follows:

Current Name	New Trust Name
Aberdeen Standard Investments ETFs	abrdn ETFs

NOW, THEREFORE BE IT RESOLVED, that Section 1 of the Declaration of Trust shall be restated in its entirety as follows, effective September 22, 2021:

Section 1. Name. This trust shall be known as “abrdn ETFs” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

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IN WITNESS WHEREOF, the undersigned Trustees have executed this Amendment No. 2 to the Declaration of Trust as of the 27th day of August 2021. This Amendment No. 2 to the Declaration of Trust may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

Trustees:

/s/ John Sievwright
Name: John Sievwright

/s/ William M. Thomas
Name: William M. Thomas

/s/ Bev Hendry
Name: Bev Hendry